flexion

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Exhibit 99.1

Flexion Therapeutics Reports Second-Quarter 2021 Financial Results

and Recent Business Highlights

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ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales were $28.2 million in Q2 2021, reflecting growth of 15% over the previous quarter
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Net loss in Q2 2021 decreased by $10.4 million (32%), as compared to Q2 2020, during the height of the COVID-19 impact on ZILRETTA sales
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Company extends estimated cash runway into 2023 by refinancing term loan
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Flexion reiterates full-year 2021 ZILRETTA net sales guidance in the range of $120 million to $130 million
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Data for FX301 bunionectomy study and FX201 single ascending dose/expansion knee osteoarthritis (OA) study anticipated by year-end
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Conference call to be held today at 4:30 pm

BURLINGTON, Mass., August 4, 2021 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended June 30, 2021.

“We are encouraged by the growth of ZILRETTA sales in the second quarter of 2021, and today we are reiterating our full-year net sales guidance in the range of $120 million to $130 million,” said Michael Clayman, M.D., President and Chief Executive Officer of Flexion Therapeutics. “While the successful commercialization of ZILRETTA is and will remain our highest priority, we continue to make excellent progress with our innovative pipeline programs. We have fully enrolled the single ascending dose (SAD) portion of our Phase 1b study investigating FX301 in post-operative pain following bunionectomy, and we have also fully enrolled the initial part of the FX201 Phase 1 SAD trial. We remain on track to share data updates on FX301 and FX201 by the end of the year.”

Dr. Clayman added, “The refinanced term loan is an important source of non-dilutive capital that, combined with our ongoing cost-containment efforts and anticipated ZILRETTA sales growth, strengthens our balance sheet and extends our cash runway into 2023.”

Second-Quarter Results & Financial Highlights

The Company reported a net loss of $22.2 million for the second quarter of 2021, compared to a net loss of $32.6 million for the same period of 2020. Net sales of ZILRETTA were $28.2 million and $15.5 million for the three months ended June 30, 2021 and 2020, respectively. Cost of sales was $5.0 million and $5.5 million for the three months ended June 30, 2021 and 2020, respectively. Loss per share for the second quarter of 2021 was $0.44, compared to $0.76 for the same period of 2020.

Research and development expenses were $12.7 million and $12.5 million for the three months ended June 30, 2021 and 2020, respectively. The net result reflects a decrease of $0.9 million in development expenses due to a reduction in ZILRETTA life cycle management activities and a decrease of $0.5 million in salary and other employee-related costs and stock-based compensation expense related to lower headcount. The decreases were partially offset by increases of $0.6 million and $0.4 million related to the FX201 and FX301 pipeline programs, respectively, due to increased clinical trial activity.

Selling, general and administrative expenses were $27.4 million and $24.7 million for the three months ended June 30, 2021 and 2020, respectively. Selling expenses were $18.9 million and $16.8 million for the three months ended June 30, 2021 and 2020, respectively. The year-over-year increase of $2.1 million was primarily due to the partial resumption of industry conferences and physician speaker programs and increases in business travel during the quarter. General and administrative expenses were $8.5 million and $7.9 million for the three months ended June 30, 2021 and 2020, respectively, which represents an increase of $0.6 million.

Interest income was $0.2 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively. Interest expense was $5.2 and $5.0 million for the three months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021, the Company had approximately $131.2 million in cash, cash equivalents, and marketable securities compared with $175.3 million as of December 31, 2020.

ZILRETTA Commercial Metrics

Net sales in the second quarter ($28.2 million) grew 15% over the first quarter ($24.6 million). Total demand for ZILRETTA from healthcare providers in the second quarter (56,798 units), grew by 7% over the first quarter of 2021 (53,089 units). In the second quarter, 2,105 accounts purchased ZILRETTA as compared to 2,044 accounts in the first quarter of 2021. Of the accounts that purchased ZILRETTA in Q2 2021, 90% purchased product in a prior quarter and approximately 42% of ZILRETTA purchases came from accounts purchasing more than 100 units.

Recent News & Business Updates

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On July 30, 2021, the Company entered into a second amendment to its Amended and Restated Credit and Security Agreement with Silicon Valley Bank, MidCap Financial Trust, MidCap Funding XIII Trust, and other lenders, providing for a term loan of up to $55.0 million available at closing and a revolving credit facility of up to $25.0 million. The Company concurrently borrowed the $55.0 million term loan and drew down $20.0 million from the revolver, bringing the total balance to $25.0 million, and used $48.1 million of the proceeds to repay the outstanding 2019 term loan and revolving loans under the existing credit agreement.

The applicable interest rate for the term loan under the amended credit facility is the greater of the prime rate plus 2.75% or 6.00%, and the interest rate for the revolving loan is the greater of the prime rate plus 1.75% or 5.00%. Under the credit facility, following an interest-only period ending on August 1, 2023, principal is due in equal monthly installments through February 1, 2024, which may be extended to July 1, 2026, upon satisfaction of certain conditions. The Company estimates that the amended credit facility will result in an approximately $59.0 million improvement to cash flow through 2023, net of the term loan proceeds, payment of the outstanding 2019 term loan balance, and deferring principal payments.

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In July 2021, the Company fully enrolled the SAD portion of the Phase 1b proof-of-concept trial evaluating the safety and tolerability of FX301 administered as a single-dose, popliteal fossa block (a commonly used nerve block in foot and ankle-related surgeries) in patients undergoing bunionectomy. Based on the data, a decision will be made whether to expand a

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selected dose and volume cohort by another 36 patients. Results from this trial are expected by late 2021.
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In June 2021, the SAD part of the open-label, Phase 1 trial investigating FX201, an intra-articular gene therapy product candidate for OA knee pain, was fully enrolled. As of August 1, 40 patients had been treated across all cohorts, including the expansion groups of the low and mid doses. The most commonly observed treatment-related adverse events (AEs) in the trial have been pain, swelling, and effusion in the injected knee. In the second quarter, the Company made the strategic decision to investigate pretreatment with an intra-articular immediate release steroid prior to FX201 administration in up to 38 patients in expansion groups, as a means to mitigate potential AEs. Enrollment under the amended protocol has commenced, and additional data readouts are anticipated by the end of 2021.
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On July 12, 2021, Flexion announced the appointment of Utpal Koppikar to its Board of Directors.
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On June 9, 2021, the Company announced the appointment of William T. Andrews, M.D., as Chief Medical Officer.
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On May 12, 2021, Flexion announced that Fred Driscoll would rejoin the Company as Chief Financial Officer effective June 1, 2021.

Conference Call

Flexion’s management will host a conference call today at 4:30 p.m. ET. A live webcast of the conference call can be accessed through the “Investors” tab on the Flexion Therapeutics website, and a replay will be available online after the call. For those planning to ask a question, the dial-in number for the conference call is 855-770-0022 for domestic participants and 908-982-4677 for international participants, with Conference ID # 3846257. Please dial in at least 15 minutes in advance to ensure a timely connection to the call.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

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Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
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Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

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Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
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Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA

On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About FX201

FX201 is an investigational gene therapy that utilizes a helper-dependent adenovirus (HDAd) vector devoid of all viral genes that carries a coding sequence for an anti-inflammatory protein called interleukin-1 receptor antagonist (IL-1Ra) under the control of an inflammation-responsive promoter. FX201 is injected directly into the joint space (also termed the intra-articular space) and is intended to deliver as-needed anti-inflammatory activity to joint tissues, with the goal of providing at least 6 to 12 months of meaningful pain relief and functional improvement following a single injection with the possibility of slowing disease progression.

About FX301

FX301 is an investigational locally administered NaV1.7 inhibitor known as funapide, formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral analgesic nerve block for control of post-operative pain. Flexion believes FX301 has the potential to provide effective pain relief for at least three to five days while preserving motor function.

About Osteoarthritis (OA) of the Knee

OA, also known as degenerative joint disease, is the most common form of arthritis, affecting more than 32.5 million adults living in the United States. In 2017, approximately 15 million Americans were diagnosed with OA of the knee, and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity, and sports injuries. Each year, approximately five million OA patients receive either a corticosteroid (immediate-release or extended-release) or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics

Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, a type of degenerative arthritis. The Company's core values are focus, ingenuity, tenacity, transparency, and fun. Please visit flexiontherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; potential sales growth of ZILRETTA; expectations regarding full-year 2021 net sales and operating expenses; projected cash runway and impacts from Flexion’s term loan refinancing; expected timing of clinical trials; expected increases in the rate of individuals with OA of the knee; and the potential therapeutic and other benefits of ZILRETTA and Flexion’s product candidates, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risk that Flexion may not achieve net sales and operating expense expectations for 2021; the potential future impacts of the COVID-19 pandemic and actions taken in response to the pandemic; the risk that we may not achieve anticipated growth or advancements in our development programs; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; risks associated with clinical trials, including potential delays in enrollment or negative results; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized or adopted; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to key employees, markets, economic conditions, health care reform, prices, and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021, and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended June 30,
	2021	2020
Revenue	$ 28,175	$ 15,451

Operating expenses:
Cost of sales	4,979	5,481
Research and development	12,669	12,507
Selling, general and administrative	27,409	24,730
Total operating expenses	45,057	42,718
Loss from operations	(16,882)	(27,267)
Interest expense, net	(5,003)	(4,907)
Other expense	(323)	(197)
Loss from operations before income tax	(22,208)	(32,371)
Income tax expense	-	248
Net loss	(22,208)	(32,619)

Basic and diluted net loss per share	$ (0.44)	$ (0.76)
Basic and diluted weighted average number of common shares outstanding	49,968	42,776

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Six Months Ended June 30,
	2021	2020
Revenue	$ 52,764	$ 35,578

Operating expenses:
Cost of sales	11,064	7,757
Research and development	26,716	33,641
Selling, general and administrative	55,007	54,029
Total operating expenses	92,787	95,427
Loss from operations	(40,023)	(59,849)
Interest expense, net	(9,892)	(9,201)
Other expense	(849)	(123)
Loss from operations before income tax	(50,764)	(69,173)
Income tax expense	-	248
Net loss	(50,764)	(69,421)

Basic and diluted net loss per share	$ (1.02)	$ (1.71)
Basic and diluted weighted average number of common shares outstanding	49,905	40,664

FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	June 30,	December 31,
	2021	2020

Cash and cash equivalents	$ 107,629	$ 107,704
Marketable securities	23,620	67,576
Total current assets	184,121	225,811
Working capital	144,190	170,543
Total assets	210,047	251,926
Total notes payable	53,735	60,920
Total convertible notes	167,814	162,786
Total stockholders' deficit	(56,171)	(16,660)

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Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Associate Director, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com